EXHIBIT 99.1

Puradyn Announces 3rd Quarter Financial Results

Boynton Beach, FL – [November 20, 2012] - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the third fiscal quarter ended September 30, 2012.

Net sales for the three months ending September 30, 2012 decreased $82,217, or 15%, from $554,960 for the three months ending September 30, 2011 to $472,743 for the three months ending September 30, 2012.  Net sales year-to-date for the nine-month period increased by 4.7% or $90,600; from approximately $1.94 million in 2011 to approximately $2.03 million in 2012.

Gross profit, as a percentage of net sales, increased from 11.9% in the three months ending September 30, 2011 to 16.6% in the three months ending September 30, 2012.  Gross profit, as a percentage of sales, increased from 23.9% in the nine months ending September 30, 2011 to 27% in the nine months ending September 30, 2012. The decrease in cost of goods sold, which generates a higher gross profit, is primarily attributable to savings in materials, freight and reduced overhead applied.

The Company reported a net loss of approximately $1.12 million or ($0.02) per share, basic and diluted, for the quarter ended September 30 2012, compared to a net loss of approximately $497,000 or ($0.01) per share, basic and diluted, for the same period in 2011; and a net loss of approximately $1.63 million or ($0.03) per share, basic and diluted for the nine months ended September 30, 2012 compared to a net loss of approximately $1.28 million or ($0.03) per share, basic and diluted, for the same period in 2011.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2012 and 2011 were 47,282,631 and 46,576,786, respectively.  The net loss for the nine months ended September 30, 2012 includes $611,250 representing the balance due on the promissory notes due from Richard C. Ford, the Company’s former Chief Executive Officer, and reduced by the estimated value of the shares received, and the shares to be received, under the settlement.

Kevin G. Kroger, President and COO, said, “While sales for the third quarter this year were down 15% below the third quarter of 2011, year-to-date sales increased by 4.7%.  Replacement filter sales continue to drive revenues as some of our largest customers have completed their program to incorporate our products into their fleet, and new customers begin their efforts of implementing similar programs. As the population of our systems increase into these severe applications, we anticipate replacement filter revenues to continue to increase.”

Kroger concluded, “We remain optimistic for the conclusion of 2012 and growth in 2013 as activity with one of our largest OEMs continues to increase, and interest in our product continues growing in our targeted industries.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s quarterly report on Form 10-Q at (561) 547-9499, or go to the Investor Relations section of the Company’s website at www.puradyn.com.   A copy is also available at the SEC website, www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution.  puraDYN® equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Net sales	$472,743	$554,960	$2,028,344	$1,937,775
Costs and expenses:
Cost of products sold	394,167	488,653	1,480,913	1,474,971
Salaries and wages	270,835	261,392	822,114	804,184
Selling and administrative	271,967	255,887	758,995	805,010
	936,969	1,005,932	3,062,022	3,084,165
Loss from operations	(464,226)	(450,972)	(1,033,678)	(1,146,390)
Other income (expense):
Realized Gain on Foreign Currency Translation Adjustment	—	—	146,255	—
Loss on notes receivable	(611,250)	—	(611,250)	—
Interest Income	—	1	—	2
Interest expense	(45,234)	(46,113)	(127,136)	(128,662)
Total other expense, net	(656,484)	(46,112)	(592,131)	(128,660)
Loss before income taxes	(1,120,710)	(497,084)	(1,625,809)	(1,275,050)
Income tax expense	—	—	—	—
Net loss	$(1,120,710)	$(497,084)	(1,625,809)	$(1,275,050)
Basic and diluted loss per common share	$(0.02)	$(0.01)	$(0.03)	$(0.03)
Weighted average common shares outstanding (basic and diluted)	47,282,631	46,576,786	47,174,355	46,511,613

See accompanying notes to condensed consolidated unaudited financial statements included in the Company’s 10-Q

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CONTACT:

Kathryn Morris Director Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com